EXHIBIT 10.15

Execution Version

MASTER AGREEMENT

This Master Agreement (“Master Agreement”) is made this 31st day of March, 2008 between Aequus (as defined in Exhibit X hereto), and WorldGate (as defined in Exhibit X hereto).

WHEREAS, Aequus and WorldGate have previously entered into certain contracts, including without limitation a Reseller Agreement, dated March 22, 2006; a Video Service Provider Agreement, dated May 16, 2006; a Professional Services Agreement, dated August 14, 2006; and an Amendment and Master Contract dated June 20, 2007 (collectively, the “Contracts”);

WHEREAS, certain disputes have arisen between the Parties regarding the services and payments required under the Contracts, including, without limitation, whether such Contracts have been terminated or breached (the “Disputes”);

WHEREAS, in connection with the Disputes, WorldGate has asserted claims against Aequus for certain expenses related to non-recurring engineering services (“NRE Services”), totaling in excess of $1 million;

WHEREAS, WorldGate has taken actions that have shut down the phone service it had been providing to Aequus under the Contracts;

WHEREAS, in connection with such disputes, Aequus filed an action against WorldGate in the Supreme Court of the State of New York, County of Rockland, captioned Aequus Technologies Corp., and Snap Telecommunications Inc., d/b/a Snap!VRS v. WorldGate Communications, Inc., and OJO Service, LLC– Index No. 258/08 (the “Action”), in which, among other things, Aequus sought damages and permanent injunctive relief preventing WorldGate from disabling, terminating or otherwise interfering with its Phone Service (as defined below);

WHEREAS, without any admission of liability by either Aequus or WorldGate, the Parties have decided to resolve all outstanding disputes between them (except, as set forth below, regarding WorldGate’s claim for NRE expenses) by executing this Master Agreement together with the Related Documents (as defined in Exhibit X);

WHEREAS, this Master Agreement sets forth only those terms of the parties understanding which are not otherwise addressed in one or more of the Related Documents;

WHEREAS, if not otherwise defined herein, capitalized terms used in this Master Document shall have the meaning ascribed to such terms in Exhibit X hereto.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged and in consideration of the premises and mutual covenants and agreements set forth herein, the Parties, intending to be mutually and legally bound, hereby agree as follows:

1.                                       This Master Agreement shall not be deemed to be fully executed and delivered unless and until each of the Related Documents has itself been executed and delivered, all of which shall occur at Closing.  This Master Agreement, together with the Related Documents, shall constitute the entire understanding agreed to by the parties with respect to their rights and obligations with respect to one another from and after the date hereof (except as otherwise hereafter agreed by them in writing) and (except to the extent preserved in the Revised Amendment) shall supercede all prior understandings and agreements between them of any kind, all of which (subject to the foregoing exception) shall terminate and be of no further force and effect following the Closing.  For clarity, the Resellers Agreement and the Professional Services Agreement, as revised by the Revised Amendment, shall survive the Closing.

2.                                       a.                                       At the Closing, Aequus shall purchase 950 units of the OJO video phone at a purchase price of 316.25 per phone (which price represents WorldGate’s cost plus fifteen percent (15%) mark-up, but excluding handling (approximately $8/unit) and shipping (approximately $10/unit) to Aequus or Aequus’ customer); provided, however, that the number of units to be purchased at Closing shall be reduced by 317 for each $100,000 paid to WorldGate by Aequus since the commencement of the Action but prior to Closing (the “Pre-Closing Payments”).  The aggregate Purchase Price for such phones in the amount of $300,437.50 shall be paid by Aequus at the Closing; provided, however, that the aggregate Purchase Price shall be reduced by all Pre-Closing Payments.  Aequus shall also pay the actual costs of shipping and handling such phones within 30 days of its receipt of an invoice therefor.

b.             At the Closing, Aequus shall also purchase all of WorldGate’s remaining current inventory of the OJO phone, approximately 3,650 units.  The purchase price for such additional phones shall be $322 per phone for 3,500 units and $316.25 for 150 units (which prices represent WorldGate’s cost, other than shipping and handling, plus fifteen percent (15%) mark-up), for a total of $1,174,437.50.  At the Closing, Aequus shall deliver and execute a promissory note in the principal amount of the Purchase Price, as adjusted by this Section 2(b), in substantially the form of Attachment A, in payment for such additional purchases.  Aequus shall also pay the actual costs of the handling and shipping for the delivery of the Bailed Property to another warehouse designated by Aequus (or to Aequus Customers, if requested by Aequus) within 30 days of its receipt of an invoice therefor.

c.             WorldGate agrees to hold such additional phones (the “Bailed Property”) under bailment for the benefit of Aequus until such time as Aequus designates an alternative warehouse for storage of the Bailed Property.  Immediately after the Closing, title to the Bailed Property shall vest in and at all times remain vested in Aequus.  WorldGate shall store all Bailed Property in WorldGate’s warehouse facilities in a secure location, and shall segregate, identify and designate such Bailed Property as owned by Aequus, including without limitation: (i) designating all Bailed Property as Aequus property in WorldGate’s inventory records, including computer database; (ii) maintaining the Bailed Property in an identifiable and segregated fashion so as to permit Aequus or others to easily and accurately identify the Bailed Property owned by

Aequus, and (iii) segregating tracking of the Bailed Property inventory so as to permit WorldGate to generate separate sales and inventory reports, provided, however, that both parties recognize that such segregation will not require WorldGate to maintain a separate area dedicated only to Bailed Property. Aequus shall bear all risk of casualty loss with respect to Bailed Property while such Bailed Property remains in WorldGate’s custody and control.  Aequus shall, at its sole cost and expense, maintain casualty loss insurance for Bailed Property.  Aequus shall not be under any obligation to inspect any of the Bailed Property for conformity or to accept or reject such goods until such time as the Bailed Property are delivered to Aequus or its designees.

3.                                       WorldGate shall use commercially reasonable efforts to deliver to Aequus, within fourteen (14) days after Closing, one of the following forms of agreement executed by the parties thereto, other than Aequus, to supply Purchased Phones to Aequus following a Release Event: (a) an agreement between Aequus and Mototech Inc. whereby Mototech Inc. agrees to supply Purchased Phones to Aequus on substantially the same terms as are in effect between WorldGate and Mototech at the time of such Release Event or (b) an agreement among Aequus, WorldGate and Mototech, whereby Mototech agrees to supply Purchased Phones directly to Aequus under its then-current contract with WorldGate on the terms and conditions specified therein; provided, however, that if WorldGate determines that it will be unable to deliver one of such agreements within such 14-day period, or a reasonable time thereafter, then it shall promptly notify Aequus thereof in writing and shall thereupon use commercially reasonable efforts (including disclosing Manufacturing Documentation to the extent reasonably necessary) to obtain from an alternative manufacturer an agreement to manufacture and supply Purchased Phones to Aequus following a Release Event on substantially the same terms and conditions as are specified in the contract between WorldGate and Mototech in effect on the date hereof.  WorldGate shall keep Aequus informed on a current basis with WorldGate’s efforts to comply with this Section 3 and Aequus shall cooperate with all reasonable requests of WorldGate to facilitate the execution and delivery of any such agreement.  If none of the agreements described in this Section 3 have been delivered to Aequus within six (6) months after the Closing, then Aequus shall have the right, at Aequus sole option, to declare WorldGate in breach of this Agreement.

4.                                       In connection with the transactions contemplated by this Master Agreement and the Related Documents, Aequus agrees to pay WorldGate $5 million (the “Rights Fee”), which shall be paid in accordance with the following schedule:

a.             the sum of $200,000 (the “Closing Payment”) at Closing;

b.             the sum of $1,200,000 (the “Second Payment”), payable within fourteen (14) days following the Closing;

c.             $400,000 per month (the “Monthly Rights Payment”) until the total Rights Fee has been paid.  The first Monthly Rights Payment shall be due on May 1, 2008, and each successive monthly payment shall be due on the first business day of each succeeding month (each, a “Monthly Payment Date”).  Within twenty-four (24) hours following receipt by Aequus of at least $15 million in gross cash proceeds from an additional financing (beyond bridge financing of up to $4.5 million in connection with the Closing Payment and the Second Payment and other immediate cash needs), Aequus shall pay to WorldGate the difference between (i) the

Rights Fee and (ii) the total amount of the Closing Payment, the Second Payment and all Monthly Rights Payments made prior to such financing (the “Fee Payments Made”) pursuant to this Master Agreement.  If, however, Aequus receives the additional financing in one or more installments or closings that are individually less than $15 million, then, within twenty-four (24) hours following each such installment or closing, Aequus shall pay the pro rata share of the difference between (i) the Rights Fee and (ii) the total amount of the Fee Payments Made, based upon the amount of financing obtained through such installment or closing in relation to $15 million.

d.                                      Within fourteen (14) days after the Closing, Aequus will (i) establish a bank account controlled by an independent third-party escrow agent from which the Monthly Rights Payments shall be paid to WorldGate.  Aequus shall (subject to terminating its existing receivables financing arrangement, which shall occur as soon as possible but in no event shall be more than sixty (60) days after Closing) require all funds paid to Aequus by NECA (or its successor) to be directly deposited by the paying authority in such account.  Until the Rights Fee has been paid in full, on each Monthly Payment Date all amounts in the account up to $400,000 shall be paid to WorldGate and all amounts in excess of $400,000 (if any) shall be paid to Aequus.  In the event that WorldGate receives less than $400,000 from the escrow agent, it shall promptly notify Aequus of the amount of the deficiency and Aequus shall within three (3) business days thereafter pay to WorldGate the amount of such deficiency.

5.                                       The Parties agree that Justice William J. Kelly of the Supreme Court of Rockland County, New York (the “Court”), shall retain jurisdiction of the Action solely as required to enforce the specific terms of this Section 5.

a.         WorldGate shall not take or omit to take any action which has the effect of disrupting, terminating or otherwise impairing the ability of the ODC or ADC to provide the Pre-Dispute Phone Service to Aequus and its customers absent an express order from Justice Kelly permitting it to do so, provided that this provision shall only apply to intentional acts or omissions or actions or omissions constituting gross negligence but not to actions or omissions constituting ordinary negligence.  Similarly, Aequus shall not take or omit to take any action which has the effect of withholding payment of any portion of the Rights Fee when due absent an express order from Justice Kelly permitting it to do so provided that this provision shall only apply to intentional acts or omissions or actions or omissions constituting gross negligence but not to actions or omissions constituting ordinary negligence.

b.         In the event Aequus violates paragraph (a) of this Section 5, Aequus shall be deemed to have consented to a court order (i) directing Aequus to make such payment within two (2) days and (ii) providing that if the required payment has not been made prior to the expiration of such two (2) day period, (A) Aequus shall be in contempt of court, (B) Aequus shall be fined Fifty Thousand Dollars ($50,000) for each day such contempt is not cured, (C) Aequus shall promptly convey to WorldGate full title and rights to, and ownership of, the ADC and all escrowed materials shall be returned to WorldGate; (D) WorldGate shall be relieved of any further obligation to provide products and services to Aequus or its customers; and (E) all intellectual property and marketing licenses granted to Aequus pursuant to this Master Agreement or any Related Document shall be terminated.

c.         In the event WorldGate violates paragraph (a) of this Section 5, then WorldGate shall be deemed to have consented to a court order (i) directing WorldGate to fully restore such Phone Service within two (2) days, (ii) providing that if the required restoration has not been made prior to the expiration of such two (2) day period (A) WorldGate shall be in contempt of court, (B) fining WorldGate Fifty Thousand Dollars ($50,000) for each day such contempt is not cured, (C) relieving Aequus of any further obligation to pay any unpaid amount of the Rights Fee; (D) requiring WorldGate to refund all amounts of the Rights Fee previously paid; (E) the Escrow Materials shall be released to Aequus for use solely in providing the Services in the Territory to Customers; and (F) all intellectual property and marketing licenses granted to Aequus pursuant to this Master Agreement or any Related Document shall continue in full force and effect for use solely in providing the Services in the Territory to Customers.

6.                                       a.         The Parties shall submit WorldGate’s NRE expense claim of no more than $1,354,039 (representing all fees due for NRE services performed for Aequus by WorldGate through December 31, 2007) to binding arbitration under the Commercial Arbitration Rules for Large, Complex Commercial Disputes of the American Arbitration Association (the “AAA Commercial Rules”) in accordance with the terms of Attachment B to this Master Agreement.  The Parties hereby agree that each Party shall be responsible for all of its own costs (including, without limitation, attorneys’ fees) and for one-half the cost of the arbitration.  The Parties shall initiate the arbitration proceeding within thirty (30) days following the Closing.  The Parties agree that the amount by which the $200,000 paid by Aequus to WorldGate for NRE Services in December 2007 exceeds the Monthly Service Fees for December 2007 and January 2008 shall either be applied against any NRE expenses awarded to WorldGate in the arbitration or shall be paid to Aequus if it prevails in the arbitration (or if the amount of the award to WorldGate is less than such excess, then the difference between such award and such excess shall be paid to Aequus).

b.         The Parties agree that the value of all of the additional Phase 3 work described on Attachment C, which includes all NRE services performed by WorldGate since January 1, 2008, equals $75,000 and that Aequus may apply in full and complete satisfaction for WorldGate’s performance of such additional Phase 3 work the $75,000 credit due to Aequus under Section 1(c) of the Professional Services Agreement (as amended by the Amended and Restated Amendment and Master Contract) for the month following the Effective Date.  WorldGate shall complete such Phase 3 work as promptly as practicable in accordance with the terms of such Professional Services Agreement, as amended.

7.                                       At the Closing, the Parties shall execute the Mutual General Release which is a Related Document.  The Mutual General Release shall waive, release and relinquish each and every claim either Party may have against the other Party, excluding WorldGate’s NRE expense claim referred to in Section 6 above and any claim which may hereafter arise under this Agreement or any Related Document.  The Parties shall execute and file with the Court, within twenty four hours after Closing, all documentation necessary to terminate with prejudice the Action (subject only to the jurisdiction of the Court, as set forth in Section 5 above).

8.             All notices, requests, demands, consents or waivers and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given immediately upon delivery by hand or by electronic transmission (e.g., email or facsimile with immediate confirmation), one (1) business day after being sent if by nationally recognized overnight courier or, if mailed, then four (4) days after being sent by certified or registered mail, return receipt requested with postage prepaid:

(i)             If to WorldGate, to:

WorldGate Communications, Inc.

3190 Tremont Avenue

Trevose, PA 19355

Attention:  Hal Krisbergh, CEO and President

Telecopy:  215-354-1049

Email: hkrisbergh@wgate.com

with a copy to:

Randall Gort, CLO at the same address and telecopy number

Email: rgort@wgate.com

 (ii)          If to AEQUUS, to:

Snap Telecommunications Inc.

1 Blue Hill Plaza, 14th Floor

PO Box 1626

Pearl River, NY  10965

Attention: Richard Schatzberg, President

Telecopy: (973) 227-5400

Email: rschatzberg@aequustechnologies.com

with a copy to:

Pryor Cashman LLP

410 Park Avenue

New York, New York 10022

Attention: Eric M. Hellige, Esq.

Telecopy: (212) 326-0806

Email: ehellige@pryorcashman.com

or, in each case, to such other person or address as any party shall furnish to the other parties in writing.

9.             This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior proposals, understandings, and agreements, whether oral or written between the Parties with respect to the subject matter hereof.  No modification, amendment or supplement to this Agreement shall be effective for any purpose unless agreed to in writing and signed by authorized representatives of the Parties.

10.           This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.           No failure to exercise, and no delay in exercising, on the part of either Party, any right, power or privilege hereunder will operate as a waiver thereof, nor will any Party’s exercise of any right, power or privilege hereunder preclude further exercise of the same right or the exercise of any other right hereunder.

12.           If any part of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby and shall be enforced to the maximum extent permitted by applicable law.  If any remedy set forth in this Agreement is determined to have failed of its essential purpose, then all other provisions of this Agreement, including the limitations of liability and exclusion of damages, shall remain in full force and effect.

13.           Either Party shall be excused from performance and shall not be liable for any delay, in whole or in part, caused by the occurrence of any contingency beyond the reasonable control either of the excused Party or its subcontractors or suppliers.  These contingencies include, but are not limited to, war, sabotage, insurrection, riot or other act of civil disobedience, act of public enemy, failure or delay in transportation, act of any government or any agency or subdivision thereof affecting the terms hereof, accident, fire, explosion, flood, severe weather or other act of God, or shortage of labor or fuel or raw materials.

14.           The Parties acknowledge and agree that this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania as to all matters including, but not limited to, matters of validity, construction, effect, performance and liability, without consideration of conflicts of laws provisions contained therein.  In the event of any dispute between the Parties, (a) if suit shall be brought by Aequus, it shall be brought either in the United States District Court for the Eastern District of Pennsylvania or any state court of the Commonwealth of Pennsylvania and (b) if suit shall be brought by WorldGate, it shall be brought in the either in the United States District Court for the Southern District of New York or any state court of the State of New York.  Each of the Parties waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

15.           This Agreement may be executed simultaneously in two or more original or facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.           A breach or other default under this Agreement by either Party shall not constitute a breach or default under any other agreement between the Parties.

17.           Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the Parties hereto and their respective successors or permitted assigns any rights or remedies under or by reason of this Agreement.

18.           Unless otherwise expressly provided in this Agreement, neither Party may assign its rights (other than the right to receive payments) or delegate its duties and obligations under this Agreement without the prior written consent of the other Party, which will not be unreasonably withheld or delayed; provided, however, that either Party may assign this Agreement, without the need to obtain consent of the other Party, to an Affiliate of such Party or to a successor-in-interest to substantially all of the business of that Party to which this Agreement relates by providing written notice to the other Party of such assignee’s agreement to be bound by the terms of this Agreement and to assume all of the rights and obligations of the assigning Party set forth in this Agreement; provided, however, that in no event shall either Party assign this Agreement to an Affiliate or successor who is a competitor of the other Party.  Any assignment made in violation of the foregoing provisions shall be deemed null and void and of no force or effect.

19.           WorldGate and Aequus have all participated in the negotiation and drafting of this Agreement and have each been represented throughout to their satisfaction by legal counsel of their choosing.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

20.           Section headings are provided for convenience of reference and do not constitute part of this Agreement.  Any references to a particular section of this Agreement shall be deemed to include reference to any and all subsections thereof

21.           The provisions of Sections that, by their nature or as explicitly stated, are to survive termination of this Agreement shall survive termination hereof.

22.           Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

23.           All references to days in this Agreement shall be deemed to refer to calendar days, unless otherwise specified.

24.           The Parties will undertake to use all reasonable efforts to present each other in a positive light and to refrain from characterizations or statements that are disparaging of the other.

25.           Nothing in this Master Agreement or any other Related Document shall be deemed an admission of liability or wrongdoing by any of the Parties and neither this Master Agreement nor any Related Document shall be deemed or construed to be an admission or evidence of any violation of any law or contract, or of any liability or wrongdoing by any of the Parties.

26.           a.             The Parties agree that, notwithstanding anything to the contrary in this Master Agreement or any Related Document, and except as provided in paragraph (b) to this Section 26, the exclusive means for resolving any dispute which arises between the Parties prior to the first anniversary of the Effective Date with respect to or in connection with this Master Agreement or any Related Document shall be the submission of such dispute to arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of the agreement in dispute. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the arbitrators in turn shall select a third arbitrator. The arbitration shall take place at a location that is reasonably centrally located between the parties, or otherwise mutually agreed upon by the parties.  All documents, materials, and information in the possession of each party that are in any way relevant to the claim(s) or dispute(s) shall be made available to the other party for review and copying no later than thirty (30) days after the notice of arbitration is served.  The arbitrator shall have the power to issue mandatory orders and restraining orders in connection with the arbitration. The award rendered by the arbitrator shall be final and binding on the parties, and judgment may be entered thereon in any court having jurisdiction. This agreement to arbitrate shall be specifically enforceable under prevailing arbitration law. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under the agreement in dispute.

b.             Nothing set forth in paragraph (a) of this Section 26 shall apply to disputes (a) which are covered by Section 5 of this Agreement, (b) which otherwise relate to disputes regarding Aequus’s ability to get or provide the Services or (c) which are based on any breach of the parties’ exclusivity rights and obligations under Section 1(a) of the Reseller Agreement, as amended by the Revised and Restated Amendment and Master Contract which is a Related Document.

IN WITNESS WHEREOF, the authorized representatives of the parties hereto have duly executed this amendment on behalf of the parties on the date first written above.

Hal Krisbergh	Richard Schatzberg
President & CEO	CEO
WorldGate Communications, Inc.	Aequus Technologies Corp.

Hal Krisbergh	Richard Schatzberg
President & CEO	CEO
OJO Service LLC	Snap Telecommunication Inc.

Attachments and Exhibits

Attachment A – Additional Purchases – Payment Terms

Attachment B – Arbitration Procedures

Attachment C – Phase 3 Agreed Work

Exhibit X – Certain Definitions

ATTACHMENT A

PROMISSORY NOTE

ATTACHMENT B

ARBITRATION PROCEDURES

1.             Pursuant to Section 6 of the Master Agreement, the dispute regarding whether or not Aequus is obligated to pay to WorldGate approximately $1.35M in NRE expenses (the “Dispute”) shall be submitted to binding arbitration in accordance with the following:

1.1           For the purpose of such arbitration, there shall be a board of arbitration (the “Board of Arbitration”) consisting of three arbitrators.  Each of Assignor and Assignee shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within ten (10) days after their selection, such third member shall thereafter be selected by the American Arbitration Association (“AAA”) upon application made to it for such purpose. The place of arbitration shall be in Philadelphia, PA or such other location as the parties may agree. All arbitration proceedings shall be conducted under and pursuant to the Commercial Arbitration Rules for Large, Complex Commercial Disputes of the AAA (the “AAA Commercial Rules”).

1.2           The arbitrators shall decide the Dispute in accordance with the governing law specified in Section 14 of the Master Agreement.  Judgment upon any award rendered hereunder may be entered in any court of competent jurisdiction, and/or application may be made to any such court for a judicial acceptance of the award and/or an order of enforcement, as the case may be.

1.3           Each party shall cooperate in good faith to expedite and to reduce the procedural costs associated with (each to the maximum extent practicable) the conduct of any arbitration proceedings commenced under this Agreement.

1.4           The cost of each arbitration proceeding, including without limitation the arbitrators’ compensation and expenses, hearing room charges, court reporter transcript charges, etc., shall be borne by the parties in such proportions as shall be determined by the arbitrators.

1.5           Subject to the control of and enforcement by the arbitrators, the parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure.  The arbitrators shall permit and facilitate such other discovery as they may determine is appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective.  The arbitrators shall decide discovery disputes.  In addition to any powers provided under the AAA Commercial Rules, the arbitrators are empowered:

(a)                                  to issue subpoenas to compel pre-hearing document or deposition discovery;

(b)                                 to require the deposition of not more than three individuals from each side

(c)                                  to enforce the discovery rights and obligations of the parties; and

(d)                                 to otherwise control the scheduling and conduct of the proceedings.

Notwithstanding any foregoing provisions to the contrary, the arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner that is fair to all parties in order to expedite the arbitration proceeding and render a final decision within six months after the pre-hearing conference.

1.6           Within thirty (30) days after filing of notice of demand for binding arbitration, the arbitrators shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.

1.7           The hearing shall be conducted to preserve its privacy and to allow reasonable procedural due process.  Rules of evidence need not be strictly followed, and the hearing shall be streamlined as follows:

(a)           Documents shall be self-authenticating, subject to valid objection by the opposing party;

(b)           Expert reports, witness biographies, depositions, and affidavits may be utilized, subject to the opponent’s right of a live cross-examination of the witness in person;

(c)           Charts, graphs, and summaries may be utilized to present voluminous data, provided that the underlying data was made available to the opposing party thirty (30) days prior to the hearing, and that the preparer of each chart, graph, or summary is available for explanation and live cross-examination in person;

(d)           The hearing should be held on consecutive business days without interruption to the maximum extent practicable; and

(e)           The arbitrators shall establish all other procedural rules for the conduct of the arbitration in accordance with the AAA Commercial Rules.

.

1.8           This arbitration provision shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act (9 U.S.C. Section 1 et seq.) and the laws of the Commonwealth of Pennsylvania shall be applied, without reference to the choice of law principles thereof, in resolving matters submitted to such arbitration.

1.9           No arbitration shall include, by consolidation, joinder, or in any other manner, any additional person not a party to this Agreement (other than affiliates of any such party, which affiliates may be included in the arbitration), except by written consent of the parties hereto containing a specific reference to this Agreement.

1.10  The arbitrators shall be required to render their final decision within thirty (30) days after the pre-hearing conference.  The arbitrators are not empowered to render an award of general compensatory damages and equitable relief (including, without limitation, injunctive relief), but are not empowered to award punitive or presumptive damages.  The award rendered by the arbitrators (1) shall be final and (2) shall not be subject to vacation, modification or appeal, except in the event of fraud or gross misconduct on the part of the arbitrators.

1.11  The parties hereto will maintain the substance of any proceedings hereunder in confidence and make disclosures to others only to the extent necessary to properly conduct the proceedings or as required by law.

2.             Any award made by the arbitration tribunal shall be final and binding on each of the parties that were parties to the Dispute and their respective successors and permitted assigns. Except in the event of fraud or gross misconduct on the part of the arbitrators, the parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the arbitration tribunal so that there shall be no appeal to any court of law from the award of the arbitration tribunal, and a party shall not challenge or resist the enforcement action taken by any other party in whose favor an award of the arbitration tribunal was given.

ATTACHMENT C

PHASE 3 – AGREED WORK

•             Ojo passes the hearing person’s number to SNAP.

•             Secure Remote Assist (TSR support tool)

•             Ojo employs bandwidth adaptation techniques for unencrypted H.263 calls

•             Ojo Phonebook entry “Name” input field is already selected when first entering a new entry

•             Ojo presents “Mailbox is Full” greeting to a caller

•             Ojo has a new Audio Mute configuration option

•             The Snap!VRS CSR phone number (711-7627) is preloaded in the phonebook

•             Ojo detects the hardware model to appropriately display TALK or CALL in the on-screen hints and text

•             When a user enters a number that takes them to the dialer, we now place that number into each input buffer, so the number is retained when the user changes the type of call (Ojo, VRS, IP dialer).

EXHIBIT X

CERTAIN DEFINITIONS